UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2005

TYCO INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda                                                               98-0390500

(Jurisdiction of Incorporation)                           (IRS Employer Identification No.)

001-13836

(Commission File Number)

Second Floor, 90 Pitts Bay Road

Pembroke, HM 08, Bermuda

(Address of Principal Executive Offices, including Zip Code)

441-292-8674

(Registrant’s Telephone Number, including Area Code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

At a meeting held on March 10, 2005, the Company’s Board of Directors adopted and approved the plan document for the Tyco International (US) Inc. Change in Control Severance Plan for Certain U.S. Officers and Executives (the “Plan”).  The Plan, terms of which were initially approved by the Board in May 2003,  provides for the payment of benefits in the case of certain terminations of employment in connection with a change in control of the Company and replaces the benefits available under the Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives described in the Company’s Proxy Statement dated January 18, 2005 (the “Proxy Statement”).  Upon termination of employment by the Company or a subsidiary of a U.S. officer or executive participating in the Plan for any reason other than cause (as defined in the Plan), disability or death, or upon resignation by such officer or executive within 90 days following an event that constitutes good reason (as defined in the Plan), in each case occurring within 60 days before or two years after a change in control of the Company, the officer or executive is entitled to the following under the Plan:  (i) an amount equal to 1.5, 2.0 or 2.99 (as applicable depending on the level of the officer or executive) times base salary and target bonus and continued participation under the Company’s medical, dental and health care reimbursement account plans as in effect on the date of termination of employment (or generally comparable coverage and subject to payment of premiums applicable to active employees) during the prescribed severance period; (ii) pro-rated annual bonus for the year in which the termination of employment occurs; (iii) full vesting of all stock options; (iv) continued exercisability of all stock options for the greater of the period set forth in each option agreement covering such options, or 12 months following termination of employment, but in no event beyond the original expiration date of the option; (v) full vesting of time-based restricted stock and restricted stock units; (vi) full or pro-rated vesting with respect to performance-based restricted stock and restricted stock units if and to the extent that it is determined by the plan administrator for the awards that the applicable vesting requirements have been or would have been met but for the change in control; and (vii) 12 months of outplacement services.  Cash severance benefits are paid in a single lump sum payment following the officer or executive’s execution of a general release of claims.  The officer or executive also must agree to confidentiality and non-disparagement provisions, and benefits may be cancelled or recovered if he or she does not comply with those provisions or violates the release of claims.  The Plan contains a non-duplication of benefits provision that prevents the payment of duplicate benefits under the Plan and any other plan or individual severance arrangement.  In the event that payments to the officer or executive may be subject to Internal Revenue Code Section 280G excise taxes, the officer or executive’s benefits would be reduced to the maximum amount payable without reaching the Section 280G limit, but only if the officer or executive’s after-tax benefits applying the reduction exceed his or her after-tax benefits without the reduction.  A copy of the Plan is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Description
10.1	Tyco International (US) Inc. Change in Control Severance Plan for Certain U.S. Officers and Executives, effective as of January 1, 2005 (filed herewith).(1)

(1)     Management contract or compensatory plan.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD. (Registrant)
	By:	/s/ Carol Anthony Davidson
Carol Anthony Davidson
Senior Vice President, Controller & Chief Accounting Officer

Date: March 16, 2005

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Tyco International (US) Inc. Change in Control Severance Plan for Certain U.S. Officers and Executives, effective as of January 1, 2005 (filed herewith).(1)

(1)     Management contract or compensatory plan.